EXHIBIT 99.2

For Immediate Release

For more information:
Rex S. Schuette
Chief Financial Officer
(706) 781-2266
Rex_Schuette@ucbi.com

UNITED COMMUNITY BANKS, INC. ANNOUNCES
CONVERSION OF PREFERRED STOCK INTO COMMON STOCK
AND AMENDMENT TO TAX BENEFITS PRESERVATION PLAN

Preferred Stock Previously Issued as Part of $380 Million Private Placement

BLAIRSVILLE, GA – (MARKET WIRE) – June 20, 2011 – United Community Banks, Inc. (NASDAQ: UCBID) (“United”) today announced that its $195.9 million Series F Mandatorily Convertible Perpetual Preferred Stock and $151.2 million Series G Mandatorily Convertible Perpetual Preferred Stock will convert into 20,618,090 shares of United’s common stock and 15,914,188 shares of United’s non-voting common stock, respectively, as of the close of business on June 20, 2011.

The preferred stock was originally issued to certain institutional investors as part of United’s $380 million private placement completed on March 30, 2011.  Pursuant to its terms, the preferred stock is subject to mandatory conversion following receipt of required shareholder approvals, which were received during United’s annual shareholder meeting held on June 16, 2011.  Accordingly, the preferred stock will convert into common stock and non-voting common stock as of the close of business on June 20, 2011 at a conversion price of $9.50 (as adjusted for United’s 1-for-5 reclassification of common stock and non-voting common stock effective as of June 17, 2011).

As a result of the conversion of the Series G preferred stock into 15.9 million shares of non-voting common stock, the market value of United’s listed securities on Nasdaq will be understated by approximately $163 million.  Nasdaq excludes these non-voting shares since they are not registered and listed with Nasdaq.  The market value of these unlisted shares of $163 million is based on United’s $10.25 per share closing price of its common stock as reported on the Nasdaq Global Select Market on June 20, 2011.

United also announced that it has amended its Tax Benefits Preservation Plan (the “Plan”) to account for the stock reclassification.  United’s Board of Directors proportionally adjusted the purchase price for the preferred share purchase rights from $8.00 to $40.00.

About United Community Banks, Inc.
Headquartered in Blairsville, United Community Banks is the third-largest bank holding company in Georgia.  United has assets of $8.0 billion and operates 27 community banks with 106 banking offices throughout north Georgia, the Atlanta region, coastal Georgia, western North Carolina and eastern Tennessee. United specializes in providing personalized community banking services to individuals and small to mid-size businesses, and also offers the convenience of 24-hour access through a network of ATMs, telephone and on-line banking.  United’s common stock is listed on the Nasdaq Global Select Market under the symbol UCBID reflecting the recently announced reverse stock split.  United’s symbol will revert back to UCBI on July 19, 2011.  Additional information may be found at United’s web site at www.ucbi.com.